Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Reports First Quarter 2023 Financial Results and Provides Corporate Update

XEN1101 Phase 3 epilepsy program continues to make significant progress across all ongoing clinical trials including the recent initiation of X-TOLE3 in addition to the ongoing X-TOLE2 and X-ACKT Phase 3 clinical trials

Anticipate last patient to be screened next month in XEN1101 Phase 2 X-NOVA clinical trial in major depressive disorder with topline data expected in fourth quarter

Conference call at 4:30 pm ET today

VANCOUVER, British Columbia, May 9, 2023 – Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a neurology-focused biopharmaceutical company, today reported financial results for the first quarter ended March 31, 2023 and provided a corporate update.

Mr. Ian Mortimer, Xenon’s President and Chief Executive Officer, stated, “Our XEN1101 program has continued to build momentum with all planned Phase 3 clinical trials now actively recruiting patients, including X-TOLE2 and X-TOLE3 in patients with focal onset seizures and X-ACKT in patients with primary generalized tonic-clonic seizures. We are excited about the continued progress in our broad Phase 3 program, supported by a robust data package and validated mechanism, including efficacy data from our Phase 2b X-TOLE clinical trial and read-outs from our ongoing open-label extension study.

Mr. Mortimer continued, “Based on FDA feedback on our pediatric development plans for XEN1101, we expect to expand the X-ACKT Phase 3 clinical trial to include patients as young as 12 years of age. In addition, XEN1101 pediatric formulation development is ongoing in order to support moving into younger patients with epilepsy. After careful consideration, we are prioritizing our XEN1101 pediatric epilepsy development plans and will no longer pursue the clinical development of XEN496. We wish to extend our sincere gratitude to the patients and their families who participated in the EPIK clinical trial. We intend to work with study investigators to offer an option for continued access through a transition period for those patients currently on XEN496.”

Mr. Mortimer added, “We continue to make good progress on our XEN1101 Phase 2 X-NOVA study in major depressive disorder. We expect patient screening to be completed in June with the release of topline data in the fourth quarter. We are also looking forward to a read-out from our Phase 2 partnered program with Neurocrine in the fourth quarter of this year.”

Highlights and Anticipated Milestones

XEN1101

XEN1101 is a differentiated Kv7 potassium channel opener being developed for the treatment of epilepsy and other neurological disorders, including major depressive disorder, or MDD.

XEN1101 for Epilepsy (Focal Onset Seizures)

Xenon’s XEN1101 Phase 3 epilepsy program includes two identical Phase 3 clinical trials, called X-TOLE2 and X-TOLE3, that are designed closely after the Phase 2b X-TOLE clinical trial. These multicenter, randomized, double-blind, placebo-controlled trials are evaluating the clinical efficacy, safety, and tolerability of XEN1101 administered as adjunctive treatment in approximately 360 patients per study with focal onset seizures, or FOS. The primary efficacy endpoint is the median percent change, or MPC, in monthly seizure frequency from baseline through the double-blind period, or DBP, of XEN1101 compared to placebo.

XEN1101 for Epilepsy (Primary Generalized Tonic-Clonic Seizures)

Xenon’s Phase 3 X-ACKT clinical trial is intended to support potential regulatory submissions in an additional epilepsy indication of primary generalized tonic-clonic seizures, or PGTCS. This multicenter, randomized, double-blind, placebo-controlled study is evaluating the clinical efficacy, safety, and tolerability of XEN1101 administered as adjunctive treatment in approximately 160 patients with PGTCS. The primary efficacy endpoint is the MPC in monthly PGTCS frequency from baseline through the DBP of XEN1101 compared to placebo.

Upon completion of the DBP in X-TOLE2, X-TOLE3, or X-ACKT, eligible patients may enter an open-label extension, or OLE, study for up to three years. In addition, the ongoing X-TOLE Phase 2b OLE continues to generate important long-term data for XEN1101.

XEN1101 for Major Depressive Disorder

Based on promising pre-clinical data with XEN1101 and published clinical data generated using ezogabine, Xenon is evaluating the clinical efficacy, safety and tolerability of XEN1101 administered as monotherapy in approximately 150 patients with MDD in a Phase 2 clinical trial called X-NOVA. Designed as a randomized, double-blind, placebo-controlled, multicenter clinical study, the primary objective is to assess the efficacy of XEN1101 compared to placebo on improvement of depressive symptoms in subjects diagnosed with moderate to severe MDD, using the Montgomery-Åsberg Depression Rating Scale, or MADRS, score change through week six. The last patient in the X-NOVA study is expected to be screened in June 2023, with topline results anticipated in the fourth quarter of this year.

In addition, Xenon is collaborating with the Icahn School of Medicine at Mount Sinai to support an ongoing investigator-sponsored Phase 2 proof-of-concept, randomized, parallel-arm, placebo-controlled multi-site study of XEN1101 for the treatment of MDD in approximately 60 subjects.

XEN496

XEN496, a Kv7 potassium channel opener, is a proprietary pediatric formulation of the active ingredient ezogabine. Given the prioritized focus on the pediatric development plans for XEN1101, Xenon will no longer pursue the clinical development of XEN496. For all patients currently on XEN496, Xenon intends to work with study investigators to offer an option for continued access to XEN496 through a transition period.

NBI-921352

Xenon has an ongoing collaboration with Neurocrine Biosciences to develop treatments for epilepsy. Neurocrine Biosciences has an exclusive license to XEN901, now known as NBI-921352, a selective Nav1.6 sodium channel inhibitor. Neurocrine Biosciences is conducting a Phase 2 clinical trial evaluating NBI-921352 in adult patients with focal onset seizures, with data expected in the fourth quarter of this year. In addition, a Phase 2 clinical trial is underway evaluating NBI-921352 in patients aged between 2 and 21 years with SCN8A developmental and epileptic encephalopathy, or SCN8A-DEE. Pursuant to the terms of the agreement, Xenon has the potential to receive certain clinical, regulatory, and commercial milestone payments, as well as future sales royalties.

First Quarter 2023 Financial Results

Cash and cash equivalents and marketable securities were $687.3 million as of March 31, 2023, compared to $720.8 million as of December 31, 2022. Based on current operating plans, including the completion of the XEN1101 Phase 3 epilepsy studies, Xenon anticipates having sufficient cash to fund operations into 2026. As of March 31, 2023, there were 63,107,020 common shares and 2,678,861 pre-funded warrants outstanding.

No revenue was recognized in the first quarter of 2023, compared to $8.8 million for the same period in 2022. The decrease was primarily due to the Neurocrine Biosciences collaboration; a $7.1 million milestone was recognized in the quarter ended March 31, 2022, whereas no milestones were recognized for the same period in 2023 and the research component of the collaboration ended in June 2022.

Research and development expenses were $39.5 million for the first quarter of 2023, compared to $19.4 million for the same period in 2022. The increase of $20.2 million was primarily attributable to increased expenses related to our XEN1101 program to support the Phase 3 epilepsy clinical trials, the ongoing Phase 2 X-NOVA clinical trial, as well as increased personnel-related costs due to an increase in employee headcount and stock-based compensation expense.

General and administrative expenses were $9.5 million for the first quarter of 2023, compared to $6.8 million for the same period in 2022. The increase of $2.8 million was primarily attributable to personnel-related costs due to an increase in employee headcount and stock-based compensation, legal compliance fees and market research costs.

Other income was $7.6 million for the first quarter of 2023, compared to other expense of $2.7 million for the same period in 2022. The change was primarily attributable to an unrealized fair value gain on trading securities recognized in 2023, compared to an unrealized fair value loss for the same period in 2022, as well as an increase in interest income.

Net loss was $41.7 million for the first quarter of 2023, compared to $19.7 million for the same period in 2022. The increase in net loss was primarily attributable to higher operating expenses, driven by research and development expenses related to the Company’s XEN1101 Phase 3 epilepsy clinical trials, increased employee headcount and higher stock-based compensation expense across the organization as well as lower revenue from the collaboration with Neurocrine Biosciences.

Conference Call Information

Xenon will host a conference call and webcast today at 4:30 pm Eastern Time (1:30 pm Pacific Time) to discuss its first quarter 2023 results. The audio webcast can be accessed on the Investors section of the Xenon website. Participants can access the live conference call by dialing (800) 715-9871, or (646) 307-1963 for international callers, and provide conference ID number 4092363. A replay of the webcast will be available on the website approximately one hour after the conclusion of the event and will be archived for approximately one month.

About Xenon Pharmaceuticals Inc.

Xenon Pharmaceuticals (NASDAQ:XENE) is a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of and potential results from clinical trials; the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of our and our partners’ product candidates; the efficacy of our clinical trial designs; our ability to successfully develop and achieve milestones in our XEN1101 and other development programs; the timing and results of our interactions with regulators; our ability to successfully develop and obtain regulatory approval of XEN1101 and our other product candidates; anticipated enrollment in our clinical trials and the timing thereof; and our expectation that we will have sufficient cash to fund operations into 2026. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; promising results from pre-clinical development activities or early clinical trial results may not be replicated in later clinical trials; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates, including XEN1101, may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; the impact of the ongoing COVID-19 pandemic on our research and clinical development plans and timelines and results of operations, including impact on our clinical trial sites, collaborators, regulatory agencies and related review times, and contractors who act for or on our behalf, may be more severe and more prolonged than currently anticipated; the impact of unstable economic conditions in the general domestic and global economic markets; adverse conditions from geopolitical events; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta, and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

XENON PHARMACEUTICALS INC.

Condensed Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents and marketable securities	$527,043	$592,087
Other current assets	6,308	8,211
Marketable securities, long-term	160,265	128,682
Other long-term assets	26,252	25,166
Total assets	$719,868	$754,146

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$21,297	$22,214
Other current liabilities	1,194	488
Other long-term liabilities	10,433	9,947
Total liabilities	$32,924	$32,649

Shareholders’ equity	$686,944	$721,497
Total liabilities and shareholders’ equity	$719,868	$754,146

XENON PHARMACEUTICALS INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Expressed in thousands of U.S. dollars except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue	$—	$8,766

Operating expenses:
Research and development	39,516	19,360
General and administrative	9,535	6,775
Total operating expenses	49,051	26,135
Loss from operations	(49,051)	(17,369)
Other income (expense)	7,614	(2,695)
Loss before income taxes	(41,437)	(20,064)
Income tax (expense) recovery	(290)	394
Net loss	(41,727)	(19,670)
Net loss attributable to preferred shareholders	—	(299)
Net loss attributable to common shareholders	$(41,727)	$(19,371)

Other comprehensive loss:
Unrealized gain on available-for-sale securities	$1,180	$—
Comprehensive loss	$(40,547)	$(19,670)

Net loss per common share:
Basic and diluted	$(0.63)	$(0.35)
Weighted-average common shares outstanding:
Basic and diluted	65,724,681	54,852,792

Investor/Media Contact:

Jodi Regts
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com